Exhibit 22
Ally Financial Inc.
The following wholly-owned subsidiaries of Ally have fully and unconditionally guaranteed senior notes issued by Ally on a joint and several basis.

Name of subsidiary	State or sovereign power of incorporation
Ally US LLC	Delaware
IB Finance Holding Company, LLC	Delaware